EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 17th day of April, 2023, between CCFNB BANCORP, INC., a Pennsylvania business corporation (the “Corporation”), FIRST COLUMBIA BANK & TRUST CO., a Pennsylvania banking institution (the “Bank”) and TAMMY L. GUNSALLUS (the “Executive”), an adult individual.

WITNESSETH:

WHEREAS, the Bank is a wholly-owned subsidiary of the Corporation.

WHEREAS, simultaneously with the execution of this Agreement, the Corporation has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Muncy Bank Financial, Inc. (“MBF”) pursuant to which (i) MBF is to be merged with and into the Corporation with the Corporation as the surviving corporation, and (ii) Muncy Bank and Trust Company (“Muncy Bank”), a wholly-owned subsidiary of MBF, is to be merged with and into the Bank with the Bank as the surviving bank (such mergers being collectively referred to as the “Merger”).

WHEREAS, the Corporation, the Bank and the Executive desire to enter into an Employment Agreement regarding, among other things, the employment of the Executive by the Corporation and the Bank upon the Effective Date (as defined in the Merger Agreement) of the Merger, as Executive Vice President of Retail, Operations and Mortgages of the Bank.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. Subject to Section 3, the Bank hereby employs Executive and Executive hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement.

2. Duties of Executive. Executive shall perform and discharge well and faithfully such duties as an executive officer of the Bank as may be assigned to Executive from time to time by the Board of Directors of the Bank. Executive shall be employed as Executive Vice President of Retail, Operations and Mortgages of the Bank and shall hold such other titles as may be given to her from time to time by the Board of Directors of the Corporation or the Bank. Executive will report directly to the President and Chief Executive Officer of the Bank. Executive shall devote her full time, attention, ability and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments so long as it does not exceed 5% of the outstanding shares of any publicly held company, (b) acting as a member of the Board of Directors of any non-profit association or corporation or as a member of the Board of Directors or Trustees of any other such organization, with the prior written approval of a majority of the independent members of the Board of Directors of the Bank, or (c) being involved in any other activity with the prior written approval of a majority of the independent members of the Board of Directors of the Bank. The Executive shall not engage in any business or commercial activities (including investment in an existing or prospective customer), duties or pursuits which compete with the business or commercial activities of the Corporation or the Bank, or their respective subsidiaries nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank or their respective subsidiaries.

3. Term of Agreement.

(a) Employment Period. This Agreement shall be effective as of, and conditioned and contingent upon, the Effective Date. The employment period shall begin on the Effective Date and if not previously terminated pursuant to the terms of this Agreement, shall end on the one (1) year anniversary of the Effective Date (the “Employment Period”); provided, however, that the Employment Period shall be automatically renewed on the one (1) year anniversary of the Effective Date and each successive annual anniversary thereof (each a “Renewal Date”) for successive periods of one (1) year each, unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the applicable Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. Notwithstanding the foregoing, the Corporation, the Bank and the Executive agree that the Employment Period, unless sooner terminated as provided herein, shall terminate on December 31 in the calendar year in which Executive’s 65th birthday occurs (that is, December 31, 2028).

(b) Termination for Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein and as determined by the Bank in its reasonable discretion) upon written notice from the Board of Directors of the Bank to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

(ii) Executive’s failure to follow the good faith, lawful instructions of the Board of Directors of the Corporation and/or the Bank following written notice of such instructions;

(iii) Executive’s failure to substantially perform Executive’s duties to the Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (e) of this Section 3, which failure results in injury to the Corporation or the Bank, monetarily or otherwise;

(iv) Executive’s intentional violation of the provisions of this Agreement;

(v) dishonesty or gross negligence of the Executive in the performance of her duties;

(vi) conduct on the part of the Executive bringing public discredit to the Corporation or the Bank;

(vii) Executive’s breach of fiduciary duty involving personal profit;

(viii) Executive’s material violation of Corporation or Bank policies and procedures; and

(ix) Executive’s violation of any law, rule or regulation governing banks or Bank officers or any final cease and desist order issued by a bank regulatory authority, any of which materially jeopardizes the business of the Corporation or the Bank.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination.

(c) Termination for Good Reason. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment for Good Reason. The term “Good Reason” shall mean any of the following without the Executive’s consent:

(i) Any material reduction in title or a material reduction in the Executive’s responsibilities or authority which are inconsistent with, or the assignment to the Executive of duties inconsistent with, the Executive’s status as Executive Vice President of Retail, Operations and Mortgages of the Bank;

(ii) Any geographical reassignment of the Executive which, in the exercise of her reasonable discretion, necessitates that the Executive move her principal residence more than fifty (50) miles from the Bank’s branch office at 201 South Market Street, S. Williamsport, PA 17702 or requires Executive to commute more than fifty (50) miles one way from such branch office;

(iii) Any material reduction in the Executive’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time; and

(iv) Any other action or inaction that constitutes a material breach of this Agreement on the part of the Bank; provided, however, that “Good Reason” shall not be deemed to exist unless:

(A) the Executive has provided notice in writing (the “Notice of Termination”) to the Bank of the existence if one or more of the conditions listed in (i) through (iv) above within 90 days after the initial occurrence of such condition or conditions;

(B) such condition or conditions have not been cured by the Bank within 30 days after receipt of such Notice of Termination; and

(C) the Executive actually terminates her employment with the Bank within 60 days after the Bank’s receipt of such Notice of Termination.

(d) Death. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, with the exception of those rights which Executive may have under the Bank’s benefit plans.

(e) Disability. Executive and Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”), and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, then the Bank’s obligation to pay Executive her Annual Base Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

Executive and Bank agree that if, in the judgment of the Bank’s Board of Directors, the Executive is unable, as a result of illness or injury, to perform the essential functions of her position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to herself or others for a period of six months, the Bank will suffer an undue hardship in continuing the Executive’s employment as set forth in this Agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive’s rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank’s benefit plans.

4. Employment Period Compensation.

(a) Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of Two Hundred Seven Thousand and Five Dollars ($207,005) per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Bank may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board of Directors in the resolutions authorizing such increases.

(b) Effective Date Bonus Payment. The Bank shall pay Executive a signing cash bonus in the amount of Fifty Thousand Dollars ($50,000) within ten (10) days after the Effective Date. Executive hereby acknowledges and agrees that payment of this cash bonus to Executive will constitute good and sufficient consideration for Executive’s agreement that the Merger shall not constitute a “Change in Control” as defined in and for purposes of the Supplemental Executive Retirement Plan dated September 29, 2020 (the “SERP”) by and between Executive and Muncy Bank, and Executive hereby waives any and all benefits which otherwise might have accrued, inured or been payable to Executive under the SERP as a result of the Merger in the absence of Executive’s agreement and waiver as aforesaid; provided, however, nevertheless, that the Bank hereby agrees to assume the obligations of the Employer under the SERP, and the SERP shall continue in full force and effect according to its terms, except as otherwise expressly provided by the terms and conditions of this sentence.

(c) Bonus. The Board of Directors of the Bank may provide for the payment of an annual bonus to the Executive as it deems appropriate to provide incentive to the Executive and to reward the Executive for her performance. Such bonus may, but need not be, determined in accordance with any incentive bonus programs for executive officers as approved by the Board of Directors. The payment of any such bonus will not reduce or otherwise affect any other obligation of the Bank to the Executive provided for in this Agreement.

(d) Vacation, Holidays, etc. During the term of this Agreement, Executive shall be entitled to be paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Bank; provided, however, that Executive’s paid annual vacation shall not be less than four (4) weeks. However, Executive shall not be entitled to receive any additional compensation from Bank for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Bank. The Executive shall also be entitled to all paid holidays, sick days and personal days provided by the Bank to its regular full-time employees and senior executive officers.

(e) Stock Based Incentives. During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by the Board of Directors under the Corporation’s stock based incentive plans as the Corporation may establish from time to time, if any, and as are consistent with the Executive’s responsibilities and performance.

(f) Employee Benefit Plans. During the term of this Agreement, Executive shall be eligible to participate in or receive benefits under all Bank employee benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan, medical/health insurance plan, disability insurance plan and other health and welfare benefits as made available by the Bank to its full time employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation.

(g) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank for its executive officers.

5. Termination of Employment Following Change of Control.

(a) If a Change of Control (as defined in Section 5(b) of this Agreement) shall occur and if thereafter, during the period commencing with the date of a Change of Control and ending on the second anniversary date of the Change of Control, there shall be:

(i) any involuntary termination of Executive’s employment (other than for the reasons set forth in Section 3(b) of this Agreement); or

(ii) if Executive terminates her employment for “Good Reason” during the period commencing with the date of any “Change of Control”, as defined herein, and ending on the second anniversary of the date of the Change of Control, by delivering a notice in writing (the “Notice of Termination”) to the Bank, then, in either case, the provisions of Section 6 of this Agreement shall apply.

(b) As used in this Agreement, “Change of Control” shall mean: a Change in the Ownership of the Corporation or the Bank, (as defined below), a Change in the Effective Control of the Corporation or the Bank (as defined below), or a Change in the Ownership of a Substantial Portion of the Assets of the Corporation or the Bank, (as defined below).

(i) Change in the Ownership of the Corporation or the Bank. A Change in the Ownership of the Corporation or the Bank occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires ownership of stock of the Corporation or the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation or the Bank. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation or the Bank, the acquisition of additional stock by the same person or persons is not considered to cause a Change in the Ownership of the Corporation or the Bank. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation or the Bank acquires its stock in exchange for property will be treated as an acquisition of stock for these purposes. A change in ownership of the Corporation or the Bank only occurs when there is a transfer or issuance of stock of the Corporation or the Bank and the stock remains outstanding after the transaction.

(ii) Change in Effective Control of the Corporation or the Bank. A Change in Effective Control of the Corporation or the Bank occurs only on the date that either:

(A) Any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation or the Bank possessing 35 percent or more of the total voting power of the stock of the Corporation or the Bank; or

(B) A majority of members of the Corporation’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors prior to the date of the appointment or election.

If any one person, or more than one person acting as a group, is considered to effectively control the Corporation or the Bank, the acquisition of additional control of the Corporation or the Bank by the same person or persons is not considered to cause a Change in the Effective Control of the Corporation or the Bank.

(iii) Change in Ownership of a Substantial Portion of the Corporation’s or the Bank’s Assets. A Change in Ownership of a Substantial Portion of the Corporation’s or the Bank’s Assets occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation or the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation or the Bank immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of assets of the Corporation or the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control under this Paragraph 5(b) if there is a transfer of assets to an entity that is:

(i) A shareholder of the Corporation or the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(iv) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation or the Bank;

(v) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation or the Bank; or

(vi) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (i), (ii) or (iii) above.

For purposes of this Paragraph 5(b), persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the Corporation or the Bank at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

For purposes of this Paragraph 5(b) the obligation to make payments and provide benefits under this Agreement shall primarily be those of the Executive’s employer as of the date of her termination of employment. In the event the employer is not the Corporation or the Bank, the Bank will cause such employer to make required payments and provide required benefits. To the extent the Bank fails or is unable to do so, it shall make such payments and provide such benefits.

6. Rights in Event of Termination of Employment Following Change in Control.

(a) In the event of a termination of employment following a change of control (as described in Section 5(a) of this Agreement), Executive shall be entitled to receive the compensation and benefits set forth below:

(i) Basic Payments. The Executive will be paid an amount equal to two times the sum of (A) her then current Annual Base Salary, and (B) the highest cash bonus paid to her, excluding the bonus provided for in Section 4(b) of this Agreement, with respect to one of the three calendar years immediately preceding the year of termination. Such amount will be paid to the Executive in a lump sum within ten (10) days following the date of termination of employment.

(ii) Continuation of Employee Benefits. For a period of 24 months from the date of termination of employment, the Bank also shall maintain in full force and effect, for the continued benefit of the Executive, all employee benefit plans and programs to which the Executive was entitled prior to the date of termination, if the Executive’s continued participation is possible under the general terms and provisions of such plans, and programs, except that if the Executive’s participation in any health, medical, life insurance, or disability plan or program is barred, the Bank shall obtain and pay for, on the Executive’s behalf, individual insurance plans, policies or programs which provide to the Executive health, medical, life and disability insurance coverage which is substantially equivalent to the insurance coverage to which Executive was entitled prior to the date of termination.

(b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. Except as provided in this Section 6(a), unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c) Anything in this Agreement to the contrary notwithstanding, in the event that a Change in Control occurs and it shall be determined that any payment or distribution by the Corporation or the Bank to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (‘Total Payments”) would otherwise exceed the amount (the “Safe Harbor Amount”) that may be received by the Executive without the imposition of an excise tax under section 4999 of the

Code, then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance with the applicable provisions of section 280G of the Code, does not exceed the greater of the following dollar amounts (the “Benefit Limit”):

(i) the Safe Harbor Amount,

(ii) the greatest after-tax amount payable to the Executive after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments.

All determinations to be made under this Section 6(c) shall be made by an independent public accounting firm chosen by the Corporation (the “Accounting Firm”). In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for the Executive pursuant to this Agreement, and the amount of the Executive’s potential parachute payment under section 280G of the Code shall be reduced by the value of those restrictive covenants to the extent consistent with section 280G of the Code.

In the event the Internal Revenue Service notifies the Executive of an inquiry with respect to the applicability of section 280G of the Code or section 4999 of the Code to any payment by the Corporation or its affiliates, or assessment of tax under section 4999 of the Code with respect to any payment by the Corporation or its affiliates, the Executive shall provide notice to the Corporation of such inquiry or assessment within ten (10) days, and shall take no action with respect to such inquiry or assessment until the Corporation has responded thereto (provided such response is timely with respect to the inquiry or assessment). The Corporation shall have the right to appoint an attorney or accountant to represent the Executive with respect to such inquiry or assessment, and the Executive shall fully cooperate with such representative as a condition of the Agreement with respect to such inquiry or assessment.

All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Section 6(c) or any attorney or accountant appointed to represent the Executive pursuant to Section 6(c) shall be borne solely by the Corporation.

To the extent a reduction to the Total Payments is required to be made in accordance with this Section 6(c), such reduction and/or cancellation of acceleration of equity awards shall occur in the order that provides the maximum economic benefit to the Executive. In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to the Executive. Notwithstanding the foregoing, any reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis, but not below zero.

7. Rights in Event of Termination of Employment Absent Change in Control.

(a) If Executive’s employment is involuntarily terminated by Bank other than for the reasons set forth in Section 3(b) of this Agreement, or if Executive terminates her employment for Good Reason pursuant to Section 3(c) hereof, and no Change in Control shall have occurred at the date of such termination, then Bank shall pay Executive an amount equal to two times the

Executive’s Annual Base Salary and, for a period of 24 months from the date of termination of employment, the Bank also shall maintain in full force and effect, for the continued benefit of Executive, all employee benefit plans and programs to which Executive was entitled prior to the date of termination, if the Executive’s continued participation is possible under the terms and conditions of such plans and programs, except that in the event the Executive’s participation in any health, medical, life insurance, disability plan or program is barred, the Bank shall obtain and pay for, on the Executive’s behalf, individual insurance plans, policies and programs which provide to Executive health, medical, life and disability insurance coverage which is substantially equivalent to the insurance coverage to which Executive was entitled prior to the date of termination.

(b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. Except as provided in this Section 7, unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8. Post-Employment Covenants.

(a) Trade Secrets.

For purposes of this section, “Trade Secrets” shall include information not otherwise known to persons not employed by the Bank relating to the Corporation’s or the Bank’s financial data, marketing and business plans, profit margins, contracts, services, products, personnel, improvements, formulas, designs, styles, processes, customers, vendors, referral sources, suppliers, business methods, practices and policies. Trade Secrets shall not include any information known generally to the public (other than as a result of an unauthorized disclosure of such information by any person) or any information that must be disclosed as required by law.

Executive acknowledges that, in the course of Executive’s employment with the Bank, Executive is likely to develop and/or have access to the Corporation’s or the Bank’s Trade Secrets, the misuse, misapplication and/or disclosure of which is likely to cause substantial and irreparable damage to the business and asset value of the Bank. Accordingly, Executive agrees that, without the written consent of the Corporation’s and the Bank’s Board of Directors, she will not, during the term of her employment with Bank or at any time thereafter (and regardless of the reason for termination of employment), and other than in furtherance of her duties as an Executive of the Corporation and the Bank, knowingly use or disclose to any person, any Trade Secrets of the Corporation or the Bank. Executive will also not copy, duplicate, transfer, transmit, disclose or permit any unauthorized person access to the Corporation’s or the Bank’s Trade Secrets. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Department of Labor, any agency Inspector General, or Congress, or making disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving an award for information provided to any such governmental agency. Executive does not need the prior authorization of the Bank or the Corporation to make any such reports or disclosures, nor is Executive required to notify the Bank or the Corporation that Executive has made any such reports or disclosures.

Upon request of the Bank, and in any event upon the termination of employment with the Bank (whether such termination is voluntary or involuntary), Executive will deliver to the Bank all materials, including, but not limited to, memoranda, notes, records, tapes, documentation, discs, manuals, files, other documents, and all copies thereof in any form (“Bank Property”) that belong to the Bank or that concern or contain Trade Secrets, that are in Executive’s possession, whether made or compiled by Executive, furnished to Executive or otherwise obtained by Executive or in her possession or control.

Executive affirms and acknowledges that she is not subject to any employment, non-disclosure, confidentiality, non-compete, or other agreement with any third party which would prevent or prohibit Executive from fulfilling her duties for the Corporation or the Bank. If Executive is the subject of any such agreement, and has any doubt as to its applicability to Executive’s position with the Bank, Executive will provide a copy of such agreement to the Bank prior to the date on which Executive executes this Agreement so the Bank can make a determination as to its effect on Executive’s ability to work for the Corporation and the Bank.

Executive acknowledges specifically that she has been provided adequate and reasonable consideration for the promises made by her within this Section and further specifically agrees that she intends to be legally bound by these restrictions.

The intent of this Section 8(a) is to provide the Bank with all remedies afforded to it under applicable law, including, but not limited to, those remedies available under the Pennsylvania Uniform Trade Secrets Act.

(b) Non-Competition and Non-Solicitation

Executive acknowledges and agrees that during her employment with the Corporation and the Bank, Executive will be introduced to and otherwise have contact with the Bank’s customers, vendors, suppliers and referral sources. Executive acknowledges and agrees that the Bank’s goodwill, as reflected in its relationship with its customers, vendors, suppliers and referral sources, is of tremendous value to the Bank, and that the Bank is allowing Executive access to these customers, vendors, suppliers and referral sources for the single and sole purpose of furthering the Bank’s business relationship with them. Additionally, Executive’s access to the Corporation’s and the Bank’s Trade Secrets make it highly likely that such information would be of use to a competitor of the Bank should Executive work for such a competitor. Because the Bank would be unable to assure compliance with nondisclosure requirements, the parties hereto agree to the restrictions set forth in this Section. Finally, Executive acknowledges that she will be provided specialized training and develop unique skills by the Bank, all of which would be of significant value to a competitor. Accordingly, in addition to any other limitation imposed by law and/or this Agreement, Executive agrees as follows:

(i) During the course of her employment with the Corporation and the Bank, and for a period of twelve (12) months following the termination of Executive’s employment with the Corporation and the Bank for any reason (whether such termination is voluntary or involuntary), Executive will not, except in furtherance of her duties as an employee of the Corporation and the Bank, either on her own behalf or on behalf of any other person, entity, firm, or corporation, whether as a principal, agent, executive, stockholder, partner, officer, member, director, sole proprietor, or otherwise, contact or solicit (either directly or indirectly) any of the Bank’s customers, vendors, suppliers and referral sources.

(ii) During the course of Executive’s employment with the Corporation and the Bank, and for a period of twelve (12) months following the termination of Executive’s employment with the Corporation and the Bank for any reason (whether such termination is voluntary or involuntary), Executive will not, except in furtherance of her duties as an employee of the Corporation and the Bank, either on her own behalf or on behalf of any other person, entity, firm, or corporation, whether as a principal, agent, executive, employee, stockholder, partner, officer, member, director, sole proprietor, or otherwise, engage in business with or otherwise provide (either directly or indirectly) services to any of the Bank’s customers, suppliers, vendors and referral sources that are the same or similar to any services provided by the Bank.

(iii) For a period of twelve (12) months following the termination of Executive’s employment with the Corporation and the Bank for any reason (whether such termination is voluntary or involuntary), Executive will not, either on Executive’s own behalf or on behalf of any other person, entity, firm, or corporation, whether as a principal, agent, executive, employee, stockholder, partner, officer, member, director, sole proprietor or otherwise (except as an investor owning less than 5% of the stock of a publicly owned company), compete (either directly or indirectly) with the Bank, the Corporation or any of their respective subsidiaries or affiliates, or otherwise engage in lending, banking or financial services within a thirty (30) mile radius of any branch banking office of the Bank.

(iv) For a period of twelve (12) months following the termination of Executive’s employment with the Corporation and the Bank for any reason (whether such termination is voluntary or involuntary), Executive will not provide financial or other assistance to any person, entity, firm, or corporation engaged the banking, lending, financial services or insurance business.

(v) Executive acknowledges specifically that she has been provided adequate and reasonable consideration for the promises made by her within this Section and further specifically agrees that she intends to be legally bound by these restrictions.

(c) Non-Solicitation of Employees

Executive acknowledges and agrees that the Bank’s relationship with its employees is of tremendous value to the Bank, and that the Bank allows Executive access to these employees for the single and sole purpose of furthering its business objectives. Accordingly, in addition to any other limitation imposed by law and/or this Agreement, Executive agrees that during the period of Executive’s employment with the Corporation and the Bank and for a period of twelve (12) months following the termination of Executive’s employment with the Corporation and the Bank for any reason (whether voluntary or involuntary), Executive will not recruit or otherwise encourage any of the Bank’s employees (including temporary employees) to terminate their relationship with the Bank or to seek employment with any other entity. Executive acknowledges that the Corporation and the Bank would suffer significant financial harm as a result of losing any employee.

Executive acknowledges specifically that she has been provided adequate and reasonable consideration for the promises made by her within this Section and further specifically agrees that she intends to be legally bound by these restrictions.

(d) Non-Disparagement

Executive and the Corporation and the Bank agree that, to the fullest extent allowed by law, neither will make any disparaging or negative remarks to any person concerning the other, its business practices, its business plans, Executive’s employment, or the termination of this Agreement.

(e) Reasonableness

Executive acknowledges that she has carefully read and considered Sections (a), (b), (c) and (d) above and, having done so, agrees that the restrictions set forth in these Sections are fair and reasonable, and are legitimately required for the protection of the Corporation’s and the Bank’s business, interests and goodwill. In the event that any part or portion of Section (a), (b), (c) and/or (d) is deemed by a court of competent jurisdiction to be overbroad or otherwise invalid, Executive authorizes said court to enforce the Section(s) at issue to the fullest extent possible to protect the interests of the Corporation and the Bank. In addition, Executive specifically agrees and understands that the covenants set forth in Sections (a), (b), (c) and (d), above, shall survive the termination of Executive’s employment relationship with the Corporation and the Bank.

(f) Remedies for Breach

Notwithstanding the provisions of Section 16 of this Agreement, the parties agree that the Bank may seek and obtain injunctive relief in the Court of Common Pleas of Columbia County, Pennsylvania, should the Corporation and the Bank believe that Executive has breached any part of Section 8 of this Agreement.

Executive recognizes and agrees that damages in the event of a breach by Executive of Sections (a), (b), (c) and/or (d), above, would be difficult, if not impossible, to ascertain, and Executive therefore agrees that, if such breach occurs, the Corporation and the Bank, in addition to and without limiting any other remedy or right they may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and Executive hereby waives any and all defenses Executive may have on the grounds of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. (Executive agrees that the Corporation and the Bank shall not be required to post more than a nominal bond or surety in order to obtain such injunction or relief.) The existence of this right shall not preclude any other rights and remedies at law or in equity which the Bank may possess.

9. Liability Insurance. The Corporation and the Bank shall use their best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of the Corporation and the Bank against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require the Corporation or the Bank to obtain such insurance, if the Board of Directors of the Bank determines that such coverage cannot be obtained at a reasonable price.

10. Specified Employee Status. Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A of the Code and the regulations promulgated thereunder, payments to such Specified Employee under paragraphs 3(c), 6 or 7, other than payments qualifying as short term deferrals or an exempt pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination. If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six months following the Executive’s separation of service with the Bank.

For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A of the Code and the regulations promulgated thereunder) shall be December 31.

11. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be in writing and deemed properly given when hand-delivered or mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive office of the Bank, to the attention of the Chairman of the Board of Directors, in the case of notice to the Bank, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Assignment. This Agreement shall not be assignable by any party, except by the Bank or Corporation to any successor in interest to its business.

14. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement. Upon the execution and delivery of this Agreement, any prior agreement relating to the subject matter hereof will be deemed automatically terminated and be of no further force or effect.

15. Successors; Binding Agreement.

(a) Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure by the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement. As used in this Agreement, “Bank” shall mean Bank, as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

16. Clawback. Executive acknowledges that the Executive is subject to any Clawback Policy that may be adopted by the Corporation’s Board. Absent any formal Clawback Policy, the Executive agrees that the Executive shall be required to forfeit and pay back to the Corporation any bonus or other incentive compensation paid to the Executive if: (a) a court makes a final determination that the Executive directly or indirectly engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Corporation or (b) the independent members of the Corporation’s Board determine that the Executive has committed a material violation of the Corporation’s Code of Conduct.

17. Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits herein described are conditioned on the Executive’s execution and delivery to the Corporation and Bank of an effective general release agreement in the form attached hereto as Exhibit “A,” as such form may be modified by the Corporation, in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

20. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

21. Continuation of Certain Provisions. Any termination of Executive’s employment under this Agreement or of the Agreement will not affect the benefit, trade secret and non-competition provisions and clawback provisions of paragraphs 4, 8 and 17, which will survive any such termination and remain in full force and effect in accordance with their respective terms.

22. Section 409A of the Code. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. The Executive shall be solely responsible for any tax imposed under section 409A of the Code and in no event shall the Corporation have any liability with respect to any tax, interest or other penalty imposed under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” (within the meaning of such term under section 409A of the Code). In no event shall the Executive, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code. All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that: (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

23. Counterparts; Electronic Delivery. This Agreement may be executed in counterparts. A signed counterpart of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	CCFNB BANCORP, INC.

/s/ Nancy R. Diehl	By:	/s/ Lance O. Diehl
Secretary		Lance O. Diehl, President & CEO

ATTEST:	FIRST COLUMBIA BANK & TRUST CO.

/s/ Nancy R. Diehl	By:	/s/ Lance O. Diehl
Secretary		Lance O. Diehl, President & CEO

WITNESS:

/s/ Kimberly J. Decker		/s/ Tammy L. Gunsallus
Tammy L. Gunsallus

Exhibit A

Separation Agreement and General Release

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made by and between TAMMY L. GUNSALLUS (the “Executive”), CCFNB BANCORP, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Corporation”) and FIRST COLUMBIA BANK & TRUST CO., a Pennsylvania chartered bank (the “Bank”).

WHEREAS, the Executive, the Corporation and the Bank entered into an Employment Agreement dated April 17, 2023 (the “Employment Agreement”) that sets forth the terms and conditions of the Executive’s employment with the Corporation and the Bank, including the circumstances under which the Executive is eligible to receive severance pay.

NOW, THEREFORE, the Executive, the Corporation and the Bank each intending to be legally held bound, hereby agree as follows:

1. Consideration. In consideration for a release of claims and other promises and covenants set forth herein, the Corporation and the Bank agree to pay the Executive such consideration as is specified in Sections 6 and 7 of the Employment Agreement in accordance with the terms and conditions of the Employment Agreement.

2. Executive’s Release. The Executive on the Executive’s own behalf and together with the Executive’s heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Corporation and the Bank and their respective subsidiaries, affiliates and the respective predecessors, successors (by merger or otherwise) and assigns of any of the foregoing, together with each and every of the present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents of any of the foregoing, and the heirs and executors of any of the foregoing (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Executive ever had or now has against the Releasees, or any one of them occurring up to and including the date of this Agreement. Notwithstanding anything herein to the contrary, the Executive’s release is not and shall not be construed as a release of any future claim by the Executive against the Corporation or the Bank. This release specifically includes, but is not limited to:

(a) any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

(b) any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

(c) any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or Employee order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil

Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000, et seq. (“ERISA”) or any comparable state statute or local ordinance;

(d) any and all Claims under any federal or state statute relating to employee benefits or pensions;

(e) any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

(f) any and all Claims for attorneys’ fees and costs.

3. Acknowledgment. The Executive understands that the release of Claims contained in this Agreement extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. The Executive further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. Notwithstanding the foregoing, Executive has been advised and understands that nothing contained in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Department of Labor, any agency Inspector General, or Congress, or making disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving an award for information provided to any such governmental agency. Executive does not need the prior authorization of the Bank or the Corporation to make any such reports or disclosures, nor is Executive required to notify the Bank or the Corporation that Executive has made any such reports or disclosures.

4. Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any Claim that the Executive may assert against the Releasees. The non-prevailing party in any litigation shall pay for the prevailing party’s costs and expenses of litigation including without limitation the prevailing parties attorney’s fees.

5. No Admission. Neither the execution of this Agreement by the Corporation and the Bank, nor the terms hereof, constitute an admission by the Corporation or the Bank of any liability to the Executive.

6. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. In the event there is any inconsistency between the terms of this Agreement and the Employment Agreement, the terms of this Agreement shall control.

7. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

8. Executive’s Representation. The Executive represents and warrants that he or she has not assigned any claim that he or she purports to release hereunder and that he or she has the full power and authority to enter into this Agreement and bind each of the persons and entities that the Executive purports to bind. The Executive further represents and warrants that he or she is bound by, and agrees to remain bound by, the Executive’s post-employment obligations set forth in the Employment Agreement.

9. Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated, except by a written agreement signed by the parties hereto.

10. Governing Authority. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction. The Executive agrees that the Corporation and the Bank shall have the right to commence and maintain an action hereunder in the state and federal courts appropriate for the location at which the Corporation maintains its corporate offices, and the Executive hereby submits to the jurisdiction and venue of such courts.

11. Fees and Costs. The parties shall bear their own attorneys’ fees and costs.

12. Counterparts; Electronic Delivery. This Agreement may be executed in counterparts. A signed counterpart of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed counterpart.

13. Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

IN WITNESS WHEREOF, the Executive, acknowledging that she is acting of her own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement, and the Corporation and the Bank, have caused the execution of this Agreement, each as of the day and year written below.

ATTEST:	CCFNB BANCORP, INC.

By:
Secretary	Date:

ATTEST:	FIRST COLUMBIA BANK & TRUST CO.

By:
Secretary	Date:

WITNESS:

Tammy L. Gunsallus
Date: